Exhibit 4.



VIA FEDERAL EXPRESS

May 14, 2004

Secretary
Argonaut Technologies, Inc.
1101 Chess Drive
Foster City, CA 94404


Re:	Notice to the Secretary

Dear Secretary:

	Jewelcor Management, Inc. ("Jewelcor") is the beneficial owner of approximately 1,180,321 shares of common stock ("Common Stock") of Argonaut Technologies, Inc. a Delaware corporation (the "Company").

	Pursuant to Section 220 of the Delaware General Corporate Law
(the "DGCL") (Section 220), Jewelcor hereby demands that it be given the opportunity to inspect, during the Company's usual business hours, the following records and documents of the Company as of the Record Date for the 2004 Annual Meeting of Stockholders of the Company and to make copies or extracts therefrom:

            A. A complete record or list of the Company's stockholders certified by its transfer agent, which record or list sets forth the name and address of each stockholder of the Company and the number of shares of Common Stock registered in the name of each stockholder of the Company.

            B. A magnetic computer tape list of the Company's stockholders, which sets forth the name and address of each stockholder and the number of shares of Common Stock registered in the name of each stockholder, together with any computer processing information that may be relevant to the use of such computer tape, and a printout of such magnetic computer tape for verification purposes.

            C.    All   information   in or which comes  into  the  Company's
possession  or control,  or which can  reasonably  be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Common Stock, including a list of all owners who hold Common Stock in the name of Cede & Co. or other similar nominees and any respondent bank listings obtained pursuant to the
requirements  of  Rule  14b-2   promulgated   under  the Securities  Exchange
Act of 1934, as amended (the "Exchange Act"), and a list or lists containing the name, address, and number of shares of Common Stock attributable to participants in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan of the Company in which the voting of shares held by such plan is made, directly or indirectly, individually or collectively, by participants in such plan.

            D.    As promptly as practicable, any and all omnibus proxies
and correspondent   participant listings with respect to all nominees and
respondent banks which are currently in effect.

            E. All lists, tapes and other data in or which come into the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-1 and 14b-2 promulgated under the Exchange Act, which sets forth the name and address of, and the number of shares owned by, each beneficial owner of Common Stock who has not objected to having his or her name disclosed (the "non-objecting beneficial owners" or "NOBO" list).

            F. A "stop transfer" list or stop list relating to the shares of Common Stock.

            G. All additions, changes and corrections to any of the information requested pursuant to paragraphs A through F from the date hereof until the 2004 Annual Meeting of the Stockholders of the Company.

      	The purpose of this demand is to permit Jewelcor to communicate with other stockholders of the Company on matters relating to their interests as stockholders, including but not limited to, subject to compliance with applicable law, the composition of the Company's Board of Directors (including replacement of existing Board )and enhancing shareholder value.

      	Jewelcor agrees to bear the reasonable costs incurred by the Company in connection with the production of the requested materials.

      	Jewelcor hereby designates me, its Vice President/General Counsel, and/or any person designated by me, together, singly or in any combination, to conduct the requested examination and copying of materials.

      	Please advise me (Tel: 570-822-6277, ext. 18) as to the time and place that the requested information will be made available in accordance with this demand.

      	The verification relating to this notice and stockholder demand pursuant to Section 220 is attached to this letter.

      	If the Company believes this notice is incomplete or otherwise deficient in any respect, please contact me immediately so that any alleged deficiencies may be promptly addressed.

      	Please acknowledge receipt of this letter and the enclosures by signing and dating the enclosed copy of this letter and returning the same to me in the enclosed envelope.

Very truly yours,

Jewelcor Management, Inc.


By:    __________________________
       Richard L. Huffsmith
Title: Vice President/General Counsel


RECEIPT ACKNOWLEDGED ON
May  ____, 2004
Argonaut Technologies, Inc.

By: __________________________

Name: ________________________

Title: _________________________







AFFIDAVIT


COMMONWEALTH OF PENNSYLVANIA    )
                                )     ss.
COUNTY OF LUZERNE               )


        Richard L. Huffsmith, on behalf of Jewelcor Management, Inc., having been duly sworn, deposes and says that he has executed the stockholder demand to which this Affidavit is attached on behalf of Jewelcor Management, Inc. and that the facts and statements contained in such demand are true and correct in all material respects.



___________________________
Richard L. Huffsmith

SWORN TO AND SUBSCRIBED BEFORE ME
THIS ____ DAY OF MAY, 2004






____________________________
Notary Public